EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4, of our report dated March 12, 2008, with respect to our audit of the consolidated balance sheet of MacroChem Corporation, as of December 31, 2007 and 2006, and the related statements of operations, stockholders' deficit/equity, and cash flows for each of the years in the three-year period ended December 31, 2007. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Vitale, Caturano & Company, Ltd.

Boston, Massachusetts
December 1, 2008